Exhibit 10.2

PARSLEY ENERGY, INC.

February 15, 2019

Bryan Sheffield

303 Colorado Street, Suite 3000

Austin, Texas 78701

Dear Bryan:

This letter (this “Agreement”) sets out the understanding between you and Parsley Energy, Inc. (the “Company”) with respect to your service to the Company in the role of Executive Chairman of the Board of Directors of the Company (the “Board”) and your subsequent retirement as an officer and employee of the Company. This Agreement amends and restates the prior letter agreement between you and the Company, entered into as of January 9, 2018 (the “Prior Letter Agreement”), and, by entering into this Agreement, you acknowledge and agree that this Agreement cancels and supersedes the Prior Letter Agreement in its entirety, effective as of the date first set forth above (the “Effective Date”).

On January 1, 2019 (the “Transition Date”), you transitioned from your role as Chief Executive Officer of the Company to your current position as Executive Chairman. It is currently contemplated by you and the Company that you will serve in the position of Executive Chairman until December 31, 2020 or until such other time as the Board may determine, at which time you will retire as an officer and employee of the Company but continue to serve as Chairman of the Board, a non-employee director position. In connection with your service as Executive Chairman, the Compensation Committee of the Board (the “Committee”) has approved the following compensation arrangements for you, effective as of the Transition Date (subject to the Company’s payroll practices maintained for all officers of the Company):

•	your employment agreement, as amended (the “Employment Agreement”), will remain in effect until such time as you are no longer an employee or officer of the Company;

•

during the period you are serving as Executive Chairman, your annualized base salary will initially be $550,000, which amount may be increased or decreased from time to time in the sole discretion of the Committee;

•

your benefits and the limited perquisites to which you are entitled will remain at the same level as in effect immediately prior to the Transition Date, and you will be eligible to receive an annual cash bonus for the fiscal years in which you continue to serve as Executive Chairman; however, you will not be granted new equity-based awards while you are serving as Executive Chairman; and

•	upon your retirement as an officer and employee of the Company, your compensation shall transition to that of a nonemployee director, as determined by the Board and the Committee.

You will be an employee and officer of the Company for all purposes throughout the period that you serve as Executive Chairman, including, without limitation, for purposes of any equity-based awards or other long-term incentive plan awards granted to you prior to your appointment as Executive Chairman. By signing below you agree to the above compensation arrangements and acknowledge that the terms of this Agreement, including the annualized base salary set forth above and any subsequent decreases thereto, as well as your transition from serving as Chief Executive Officer to Executive Chairman on the Transition Date and your subsequent transition from Executive Chairman to Chairman of the Board, in and of themselves, do not give rise to a right on your part to terminate your employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in your Employment Agreement).

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor shall this letter limit your right to resign from the Board at any time or limit the rights of the stockholders of the Company.

If you agree that the foregoing properly sets forth our understanding, please sign both copies of this letter and return one executed copy to me, keeping the other for your records.

Executed as of the date first set forth above.

PARSLEY ENERGY, INC.
/s/ Colin W. Roberts
Colin W. Roberts
Executive Vice President—General Counsel

AGREED AND ACCEPTED:
/s/ Bryan Sheffield
Bryan Sheffield
Chairman of the Board and Executive Chairman
Parsley Energy, Inc.

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